                                                                    EXHIBIT 23.2


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Arris Group, Inc. on Form S-3 of our report dated January 26, 2001 (April 9, 2001 as to the third paragraph of Note 10 and June 22, 2001 as to Note 11 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 11)), appearing in Registration Statement No. 333-67524 of Broadband Parent Corporation on Form S-4, as amended. We also consent to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement of Arris Group, Inc. on Form S-3.


/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 13, 2002